Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-                ) and related Prospectus of Anadarko Petroleum Corporation for the registration of its common stock and debt securities and to the incorporation by reference therein of our report dated March 14, 2006 (except Note 26, as to which the date is September 6, 2006) with respect to the financial statements of Kerr-McGee Corporation included in Anadarko Petroleum Corporation’s Current Report on Form 8-K/A dated September 8, 2006, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Oklahoma City, Oklahoma

September 6, 2006